Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	March 6, 2008
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc.

2007 Fourth Quarter and Annual Earnings

Quarterly Dividend Declared

Chicago, IL—Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter and year ended December 31, 2007.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended December 31, 2007. The dividend will be payable on March 28, 2008 to shareholders of record on March 14, 2008. This is the thirty-seventh consecutive quarterly dividend paid to shareholders.

Net loss for the three months ended December 31, 2007 was ($356,000), or ($.30) per share, compared to net income of $28,000, or $.03 per share, for the same period in 2006. The 2007 results were impacted by an increase in non-interest expense and a $75,000 provision for loan losses.

Net loss for the year ended December 31, 2007 was ($117,000), or ($.10) per share, compared to no net income for 2006. This was due to an increase in non-interest expense and a decrease in net interest income.

Net interest income before provision for loan losses increased to $1.4 million for the three months ended December 31, 2007, from $1.3 million for the three months ended December 31, 2006. Total interest income remained at $3.0 million for the quarter ended December 31, 2007, as well as the corresponding period in 2006. Total interest expense decreased to $1.6 million for the three months ended December 31, 2007, from $1.7 million for the three months ended December 31, 2006.

Non-interest income remained unchanged at $132,000 for the quarters ended December 31, 2007, and 2006.

Non-interest expense increased to $2.0 million for the quarter ended December 31, 2007, compared to $1.5 million for the quarter ended December 31, 2006. The change was due to a $305,000 write-down of the carrying value of real estate owned and a loss on security impairment of $168,000.

Total assets at December 31, 2007 were $220.2 million, compared to $227.2 million at December 31, 2006. The change was due to decreases in loans receivable and securities.

The loan portfolio decreased to $146.0 million at December 31, 2007 from $148.2 million at December 31, 2006. During the same period, non-performing assets decreased to $2.6 million, or 1.20% of total assets, from $4.6 million, or 2.03% of total assets, a year ago.

Deposit accounts decreased to $137.0 million at December 31, 2007, from $143.0 million at December 31, 2006. The change was due to decreases in certificate of deposits, checking and passbook accounts.

Borrowings decreased to $49.4 million at December 31, 2007, from $50.4 million at December 31, 2006, due to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at December 31, 2007 was $30.3 million, which is equivalent to 13.8% of total assets. Book value at December 31, 2007 was $25.61 per share. The decrease in stockholders’ equity from December 31, 2006 was attributable to the net loss for the Company, the repurchase of 46,299 shares at an average price of $32.48 and dividends paid of $843,000 offset by an unrealized gain on securities available-for-sale of $489,000 and 145,519 options exercised at an average price of $16.04.

Park Federal Savings Bank was founded in 1921 and operates three full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	December 31, 2007	September 30, 2007	December 31, 2006
Selected Financial Data:

Total assets	$220,052	$219,469	$227,189
Loans receivable, net	146,037	142,647	148,176
Interest bearing deposits	13,339	6,255	12,382
Securities	39,205	48,361	45,440
Deposits	136,974	135,763	142,928
Borrowings	49,373	49,160	50,435
Total stockholders’ equity	30,277	30,548	29,120
Book value per share[1]	$25.61	$25.90	$27.19

Non-accrual loans	$190	$443	$2,342
Real estate owned	2,449	2,754	2,261
Non-performing assets	$2,639	$3,197	$4,603
Non-performing assets to total assets	1.20%	1.46%	2.03%
Allowance for loan losses	$640	$568	$637
Allowance for loan losses to gross loans receivable	.44%	.40%	.43%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Dec. 31, 2007	Three Months Ended Dec. 31, 2006	Twelve Months Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2006
Selected Operating Data:

Interest income	$3,012	$2,977	$11,990	$12,298
Interest expense	1,610	1,655	6,457	6,436

Net interest income	1,402	1,322	5,533	5,862
Provision for loan losses	75	0	75	249

Net interest income after provision for loan losses	1,327	1,322	5,458	5,613
Non-interest income	132	132	793	652
Non-interest expense	2,033	1,460	6,602	6,411

Income (loss) before income taxes	(574)	(6)	(351)	(146)
Income tax expense (benefit)	(218)	(34)	(234)	(146)

Net income	($356)	$28	($117)	$0

Selected Performance Ratios:

Return on average assets	(.65%)	0.05%	(.05%)	0.00%
Return on average equity	(4.67%)	0.38%	(.38%)	0.00%
Average equity to average assets	13.86%	12.93%	13.92%	12.70%
Equity to total assets at end of period	13.76%	12.82%	13.76%	12.82%
Average interest rate spread	2.62%	2.35%	2.55%	2.53%
Net interest margin	2.83%	2.56%	2.78%	2.74%
Average interest-earning assets to
average interest-bearing liabilities	106.68%	106.59%	107.26%	107.10%
Non-interest expense to average assets	3.70%	2.58%	3.00%	2.75%
Efficiency ratio	132.51%	100.41%	104.36%	98.42%